EXHIBIT 5

[LETTERHEAD OF GREENEBAUM DOLL & MCDONALD PLLC]

March 26, 2004

Multi-Color Corporation

425 Walnut Street, Suite 1300

Cincinnati, OH 45202

Ladies and Gentlemen:

We have acted as legal counsel in connection with the preparation of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (“Registration Statement”), covering an aggregate of 450,000 shares of Common Stock, no par value per share (the “Common Stock”) of Multi-Color Corporation, an Ohio corporation (the “Company”) to be issued pursuant to the Company’s 2003 Stock Incentive Plan (the “Plan”).

We have examined and are familiar with the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations of the Company, and the various corporate records and proceedings relating to the organization of the Company and the proposed issuance of the Common Stock. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion that the Common Stock has been duly authorized and, when issued and paid for in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

/s/ Greenebaum Doll & McDonald PLLC

GREENEBAUM DOLL & MCDONALD PLLC